Exhibit 99
Best Buy Reports Better-than-Expected Fourth Quarter Earnings
Enterprise Comparable Sales Increased 3.0%
GAAP Diluted EPS Increased 119% to $2.69
Non-GAAP Diluted EPS Increased 12% to $2.72
Announces FY20 Non-GAAP Diluted EPS Guidance of $5.45 to $5.65
Increases Quarterly Dividend 11% to $0.50 per Share

MINNEAPOLIS, February 27, 2019 -- Best Buy Co., Inc. (NYSE: BBY) today announced results for the 13-week fourth quarter ended February 2, 2019 (“Q4 FY19”), as compared to the 14-week fourth quarter ended February 3, 2018 (“Q4 FY18”).
The company estimates the extra week in Q4 FY18 added approximately $760 million in revenue and approximately $0.20 in non-GAAP diluted EPS for the quarter and the year. The extra week was not included in comparable sales for the quarter or the year.

	Q4 FY19 (13 weeks)	Q4 FY18 (14 weeks)	FY19 (52 weeks)	FY18 (53 weeks)
Revenue ($ in millions)
Enterprise	$14,801	$15,363	$42,879	$42,151
Domestic segment	$13,497	$13,987	$39,304	$38,662
International segment	$1,304	$1,376	$3,575	$3,489
Enterprise comparable sales growth[1]	3.0%	9.0%	4.8%	5.6%
Domestic comparable sales growth[1]	3.0%	9.0%	4.8%	5.6%
Domestic comparable online sales growth	9.3%	17.9%	10.5%	21.8%
International comparable sales growth	2.5%	9.9%	4.6%	6.3%
Operating Income
GAAP operating income as a % of revenue	6.6%	5.7%	4.4%	4.4%
Non-GAAP operating income as a % of revenue	6.7%	6.4%	4.6%	4.6%
Diluted Earnings per Share ("EPS")
GAAP diluted EPS	$2.69	$1.23	$5.20	$3.26
Non-GAAP diluted EPS	$2.72	$2.42	$5.32	$4.42
For GAAP to non-GAAP reconciliations of the measures referred to in the above table, please refer to the attached supporting schedule Reconciliation of Non-GAAP Financial Measures.

“We are very proud of the financial results we have just delivered,” said Hubert Joly, Best Buy chairman and CEO. “For the fourth quarter, we reported a 3.0% increase in our comparable sales, on top of 9.0% comparable sales growth last year. For the full year, our comparable sales grew 4.8% and our EPS increased more than 20%. In addition to these great financial results, we made significant progress implementing our Best Buy 2020 strategy to enrich lives through technology and further develop our competitive differentiation. We launched our Total Tech Support program, expanded our In-Home Advisor program and acquired GreatCall. I so appreciate the hard work of our associates, as well as our partners, in driving these terrific results.”

Best Buy’s CFO and Strategic Transformation Officer, Corie Barry, commented, “Going forward, our priority in fiscal 2020 is to continue to transform the company by bringing to market solutions that solve real customer needs and by building customer relationships. From a financial perspective, we expect to drive top-line growth while holding our non-GAAP operating income rate constant - reflecting our continued focus on balancing investments in our strategy, pressures in the business and cost takeout.”

FY20 Financial Guidance2

Best Buy is providing the following full-year FY20 financial outlook:

•	Enterprise revenue of $42.9 billion to $43.9 billion

•	Enterprise comparable sales growth of 0.5% to 2.5%

•	Enterprise non-GAAP operating income rate of approximately 4.6%[3], which is flat to FY19

•	Non-GAAP effective income tax rate of approximately 24.5%[3]

•	Non-GAAP diluted EPS of $5.45 to $5.65[3]

Best Buy is providing the following Q1 FY20 financial outlook:

•	Enterprise revenue of $9.05 billion to $9.15 billion

•	Enterprise comparable sales growth of 0.0% to 1.0%

•	Non-GAAP effective income tax rate of approximately 22.5%[3]

•	Diluted weighted average share count of approximately 272 million

•	Non-GAAP diluted EPS of $0.83 to $0.88[3]

Domestic Segment Q4 FY19 Results

Domestic Revenue
Domestic comparable sales increased 3.0% and revenue decreased 3.5% versus last year to $13.50 billion. The revenue decrease was largely due to the extra week of revenue totaling approximately $715 million in the fourth quarter of last year. It also included the loss of revenue from 257 Best Buy Mobile and 12 large format store closures in the past year. Additionally, the extra week last year resulted in a calendar shift that provided an approximate 50-basis point positive impact to the Q4 FY19 comparable sales increase of 3.0%.

From a merchandising perspective, the company generated comparable sales growth across multiple categories, with the largest drivers being wearables, appliances, smart home and gaming. These positive drivers were partially offset by a decline in the mobile phone category.

Domestic online revenue of $2.96 billion increased 9.3% on a comparable basis, primarily due to higher conversion rates and increased traffic. As a percentage of total Domestic revenue, online revenue increased 190 basis points to 21.9% versus 20.0% last year.

Domestic Gross Profit Rate
Domestic gross profit rate was 22.1% versus 22.3% last year. The gross profit rate decline of 20 basis points was driven primarily by an approximate 30-basis point negative impact from a lower periodic profit-sharing benefit4 from the company’s services plan portfolio and higher supply chain costs, including both investments and higher transportation costs. These pressures were partially offset by the higher gross profit rate of GreatCall, a refinement in the revenue recognition of the company’s Total Tech Support offer and improved product margin rates, which included the benefit of gross profit optimization initiatives.

Domestic Selling, General and Administrative Expenses (“SG&A”)
Domestic GAAP SG&A was $2.10 billion, or 15.6% of revenue, versus $2.31 billion, or 16.5% of revenue, last year. On a non-GAAP basis, SG&A was $2.08 billion, or 15.4% of revenue, versus $2.22 billion, or 15.8% of revenue, last year. Both GAAP and non-GAAP SG&A decreased primarily due to lapping the extra week last year and cost reductions. Additionally, GAAP SG&A in Q4 FY18 included an additional $95 million of expense related to The Tax Cuts and Jobs Act of 2017 (“tax reform”), which included $75 million of employee bonus expense and a $20 million charitable donation to the Best Buy Foundation. In Q4 FY19, GAAP SG&A included an additional $17 million of amortization on intangible assets associated with the acquisition of GreatCall.

International Segment Q4 FY19 Results

International Revenue
International comparable sales increased 2.5% and revenue decreased 5.2% versus last year to $1.30 billion. The revenue decrease was largely due to the extra week of revenue totaling approximately $45 million in the fourth quarter of last year and approximately 470 basis points of negative foreign currency impact.

International Gross Profit Rate
International gross profit rate was 22.9% versus 22.4% last year. The gross profit rate increase of 50 basis points was primarily due to a higher year-over-year gross profit rate in Canada, which was driven by improved gross profit rates in several product categories and increased revenue in the higher margin rate services category. These improvements were partially offset by an approximate 30-basis point negative impact from a lower periodic profit-sharing benefit.4

International SG&A
International GAAP SG&A was $207 million, or 15.9% of revenue, versus $228 million, or 16.6% of revenue, last year. On a non-GAAP basis, SG&A was $207 million, or 15.9% of revenue, versus $223 million, or 16.2% of revenue, last year. Both GAAP and non-GAAP SG&A decreased due to the favorable impact of foreign exchange rates and lapping the impact of the extra week last year. Additionally, GAAP SG&A in Q4 FY18 included $5 million of employee bonus expense related to tax reform.

Dividends and Share Repurchases

In Q4 FY19, the company returned a total of $482 million to shareholders through share repurchases of $361 million and dividends of $121 million. In FY19, the company returned a total of $2.0 billion to shareholders through share repurchases of $1.5 billion and dividends of $497 million.

Today, the company announced its board of directors approved an 11% increase in the regular quarterly dividend to $0.50 per share, effective immediately. This is the sixth consecutive year the company has increased the dividend.

The regular quarterly dividend will be payable on April 10, 2019, to shareholders of record as of the close of business on March 20, 2019. This is the 61st consecutive quarter the company has paid a regular dividend.

New Share Repurchase Authorization

The board of directors approved a new $3 billion share repurchase authorization for the company’s common stock, replacing the existing authorization dated February 2017, which had $1.5 billion in purchases remaining.

The company plans to spend between $750 million and $1.0 billion on share repurchases in FY20.

Income Taxes

In Q4 FY19, the GAAP effective tax rate was 24.3% versus 58.2% last year. Tax reform reduced the U.S. statutory corporate tax rate from 35% to 21% effective January 1, 2018, broadened the tax base, and, among other things, introduced a one-time mandatory repatriation tax on unremitted earnings of foreign subsidiaries. As a result, the company recorded a provisional income tax expense of $283 million during Q4 FY18. The provisional amount included $209 million related to the repatriation tax and $74 million due to the revaluation of the company’s deferred tax balances at the lower tax rate.

On a non-GAAP basis, the effective tax rate was 24.6% versus 27.0% last year. The non-GAAP effective tax rate was lower due to the impacts from tax reform, partially offset by reduced benefits from the resolution of discrete tax matters and a decrease in excess tax benefits associated with stock-based compensation as compared to Q4 FY18.

Conference Call

Best Buy is scheduled to conduct an earnings conference call at 8:00 a.m. Eastern Time (7:00 a.m. Central Time) on February 27, 2019. A webcast of the call is expected to be available at www.investors.bestbuy.com, both live and after the call.

Notes:
(1) On March 1, 2018, the company announced its intent to close all of the remaining 257 Best Buy Mobile stand-alone stores in the U.S. As a result, all revenue related to these stores has been excluded from the comparable sales calculation beginning in March 2018.

(2) In Q1 FY20, the company will adopt Accounting Standards Update (ASU) 2016-02, Leases, which will require the recognition of right-of-use assets and lease liabilities on the balance sheet and will expand disclosure requirements. The adoption of the new standard will materially increase our assets and liabilities and will have an immaterial impact on our net earnings and cash flows. Forward-looking guidance provided incorporates changes resulting from the new standard.

(3) A reconciliation of the projected non-GAAP operating income, non-GAAP effective income tax rate and non-GAAP diluted EPS, which are forward-looking non-GAAP financial measures, to the most directly comparable GAAP financial measures, is not provided because the company is unable to provide such reconciliation without unreasonable effort. The inability to provide a reconciliation is due to the uncertainty and inherent difficulty predicting the occurrence, the financial impact and the periods in which the non-GAAP adjustments may be recognized. These GAAP measures may include the impact of such items as restructuring charges; litigation settlements; goodwill impairments; gains and losses on investments; certain acquisition-related costs; and the tax effect of all such items. Historically, the company has excluded these items from non-GAAP financial measures. The company currently expects to continue to exclude these items in future disclosures of non-GAAP financial measures and may also exclude other items that may arise (collectively, “non-GAAP adjustments”). The decisions and events that typically lead to the recognition of non-GAAP adjustments, such as a decision to exit part of the business or reaching settlement of a legal dispute, are inherently unpredictable as to if or when they may occur. For the same reasons, the company is unable to address the probable significance of the unavailable information, which could be material to future results.

(4) In Q4 FY19, the Domestic segment recorded a $7 million periodic profit-sharing benefit from its services plan portfolio versus a Q4 FY18 benefit of $59 million. The International segment recorded a Q4 FY19 benefit of $3 million compared to a $8 million benefit in Q4 FY18.

Forward-Looking and Cautionary Statements:
This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that reflect management’s current views and estimates regarding future market conditions, company performance and financial results, operational investments, business prospects, new strategies, the competitive environment and other events. You can identify these statements by the fact that they use words such as “anticipate,” “believe,” “assume,” “estimate,” “expect,” “intend,” “project,” “guidance,” “plan,” “outlook,” and other words and terms of similar meaning. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. Among the factors that could cause actual results and outcomes to differ materially from those contained in such forward-looking statements are the following: macro-economic conditions (including fluctuations in housing prices, oil markets and jobless rates), conditions in the industries and categories in which the company operates, changes in consumer preferences or confidence, changes in consumer spending and debt levels, the mix of products and services offered for sale in our physical stores and online, credit market changes and constraints, product availability, trade restrictions or changes in the costs of imports (including existing or new tariffs or duties and changes in the amount of any such tariffs or duties), competitive initiatives of competitors (including pricing actions and promotional activities), strategic and business decisions of our vendors (including actions that could impact promotional support, product margin and/or supply), the success of new product launches, the impact of pricing investments and promotional activity, weather, natural or man-made disasters, attacks on our data systems, the company’s ability to prevent or react to a disaster recovery situation, changes in law or regulations, changes in tax rates, changes in taxable income in each jurisdiction, tax audit developments and resolution of other discrete tax matters, the effects of tax reform, foreign currency fluctuation, the company’s ability to manage its property portfolio, the impact of labor markets, the company’s ability to retain qualified employees and management, failure to achieve anticipated expense and cost reductions, disruptions in our supply chain, the costs of procuring goods the company sells, failure to achieve anticipated revenue and profitability increases from operational and restructuring changes (including investments in our multi-channel capabilities), inability to secure or maintain favorable vendor terms, failure to accurately predict the duration over which the company will incur costs, development of new businesses, failure to complete or achieve anticipated benefits of acquisitions or other transactions (including our recent acquisition of GreatCall), including, with respect to such transactions, the risks that revenues following the transactions may be lower than expected, operating costs, customer loss, and business disruption (including, without limitation, difficulties in maintaining relationships with employees, customers, and suppliers) may be greater than expected and the risk that the company may assume unexpected risks and liabilities, and our ability to protect information relating to our employees and customers. A further list and description of these risks, uncertainties and other matters can be found in the company’s annual report and other reports filed from time to time with the Securities and Exchange Commission (“SEC”), including, but not limited to, Best Buy’s Report on Form 10-K filed with the SEC on April 2, 2018. Best Buy cautions that the foregoing list of important factors is not complete, and any forward-looking statements speak only as of the date they are made, and Best Buy assumes no obligation to update any forward-looking statement that it may make.

Investor Contact:	Media Contact:
Mollie O'Brien	Jeff Shelman
(612) 291-7735 or mollie.obrien@bestbuy.com	(612) 291-6114 or jeffrey.shelman@bestbuy.com

BEST BUY CO., INC.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
($ and shares in millions, except per share amounts)
(Unaudited and subject to reclassification)

	Three Months Ended		Twelve Months Ended
	February 2, 2019	February 3, 2018	February 2, 2019	February 3, 2018
Revenue	$14,801	$15,363	$42,879	$42,151
Cost of goods sold	11,518	11,942	32,918	32,275
Gross profit	3,283	3,421	9,961	9,876
Gross profit %	22.2%	22.3%	23.2%	23.4%
Selling, general and administrative expenses	2,306	2,539	8,015	8,023
SG&A %	15.6%	16.5%	18.7%	19.0%
Restructuring charges	(1)	10	46	10
Operating income	978	872	1,900	1,843
Operating income %	6.6%	5.7%	4.4%	4.4%
Other income (expense):
Gain on sale of investments	—	1	12	1
Investment income and other	14	18	49	48
Interest expense	(20)	(18)	(73)	(75)
Earnings from continuing operations before income tax expense	972	873	1,888	1,817
Income tax expense	237	509	424	818
Effective tax rate	24.3%	58.2%	22.4%	45.0%
Net earnings from continuing operations	735	364	1,464	999
Gain from discontinued operations, net of tax	—	—	—	1
Net earnings	$735	$364	$1,464	$1,000

Basic earnings per share	$2.73	$1.26	$5.30	$3.33
Diluted earnings per share	$2.69	$1.23	$5.20	$3.26

Weighted-average common shares outstanding
Basic	269.0	289.9	276.4	300.4
Diluted	273.4	296.7	281.4	307.1

BEST BUY CO., INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
($ in millions)
(Unaudited and subject to reclassification)

	February 2, 2019	February 3, 2018
Assets
Current assets
Cash and cash equivalents	$1,980	$1,101
Short-term investments	—	2,032
Receivables, net	1,015	1,049
Merchandise inventories	5,409	5,209
Other current assets	466	438
Total current assets	8,870	9,829
Property and equipment, net	2,510	2,421
Goodwill	915	425
Other assets	606	374
Total assets	$12,901	$13,049

Liabilities and equity
Current liabilities
Accounts payable	$5,257	$4,873
Unredeemed gift card liabilities	290	385
Deferred revenue	446	453
Accrued compensation and related expenses	482	561
Accrued liabilities	982	1,001
Current portion of long-term debt	56	544
Total current liabilities	7,513	7,817
Long-term liabilities	750	809
Long-term debt	1,332	811
Equity	3,306	3,612
Total liabilities and equity	$12,901	$13,049

BEST BUY CO., INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
($ in millions)
(Unaudited and subject to reclassification)

	Twelve Months Ended
	February 2, 2019	February 3, 2018
Operating activities
Net earnings	$1,464	$1,000
Adjustments to reconcile net earnings to total cash provided by operating activities:
Depreciation and amortization	770	683
Restructuring charges	46	10
Stock-based compensation	123	129
Deferred income taxes	16	162
Other, net	(25)	(13)
Changes in operating assets and liabilities, net of acquired assets and liabilities:
Receivables	28	315
Merchandise inventories	(194)	(335)
Other assets	(34)	(21)
Accounts payable	432	(196)
Other liabilities	(234)	117
Income taxes	16	290
Total cash provided by operating activities	2,408	2,141

Investing activities
Additions to property and equipment	(819)	(688)
Purchases of investments	—	(4,325)
Sales of investments	2,098	4,018
Acquisition of a business, net of cash acquired	(787)	—
Other, net	16	(7)
Total cash provided by (used in) investing activities	508	(1,002)

Financing activities
Repurchase of common stock	(1,505)	(2,004)
Issuance of common stock	38	163
Dividends paid	(497)	(409)
Borrowings of debt	498	—
Repayments of debt	(546)	(46)
Other, net	(6)	(1)
Total cash used in financing activities	(2,018)	(2,297)

Effect of exchange rate changes on cash	(14)	25
Increase (decrease) in cash, cash equivalents and restricted cash	884	(1,133)
Cash, cash equivalents and restricted cash at beginning of period	1,300	2,433
Cash, cash equivalents and restricted cash at end of period	$2,184	$1,300

BEST BUY CO., INC.
SEGMENT INFORMATION
($ in millions)
(Unaudited and subject to reclassification)

	Three Months Ended		Twelve Months Ended
Domestic Segment Results	February 2, 2019	February 3, 2018	February 2, 2019	February 3, 2018
Revenue	$13,497	$13,987	$39,304	$38,662
Comparable sales growth	3.0%	9.0%	4.8%	5.6%
Comparable online sales growth	9.3%	17.9%	10.5%	21.8%
Gross profit	$2,985	$3,113	$9,144	$9,065
Gross profit as a % of revenue	22.1%	22.3%	23.3%	23.4%
SG&A	$2,099	$2,311	$7,300	$7,304
SG&A as a % of revenue	15.6%	16.5%	18.6%	18.9%
Operating income	$886	$793	$1,797	$1,752
Operating income as a % of revenue	6.6%	5.7%	4.6%	4.5%

Domestic Segment Non-GAAP Results[1]
Gross profit	$2,985	$3,113	$9,144	$9,065
Gross profit as a % of revenue	22.1%	22.3%	23.3%	23.4%
SG&A	$2,082	$2,216	$7,259	$7,209
SG&A as a % of revenue	15.4%	15.8%	18.5%	18.6%
Operating income	$903	$897	$1,885	$1,856
Operating income as a % of revenue	6.7%	6.4%	4.8%	4.8%

	Three Months Ended		Twelve Months Ended
International Segment Results	February 2, 2019	February 3, 2018	February 2, 2019	February 3, 2018
Revenue	$1,304	$1,376	$3,575	$3,489
Comparable sales growth	2.5%	9.9%	4.6%	6.3%
Gross profit	$298	$308	$817	$811
Gross profit as a % of revenue	22.9%	22.4%	22.9%	23.2%
SG&A	$207	$228	$715	$719
SG&A as a % of revenue	15.9%	16.6%	20.0%	20.6%
Operating income	$92	$79	$103	$91
Operating income as a % of revenue	7.1%	5.7%	2.9%	2.6%

International Segment Non-GAAP Results[1]
Gross profit	$298	$308	$817	$811
Gross profit as a % of revenue	22.9%	22.4%	22.9%	23.2%
SG&A	$207	$223	$714	$714
SG&A as a % of revenue	15.9%	16.2%	20.0%	20.5%
Operating income	$91	$85	$103	$97
Operating income as a % of revenue	7.0%	6.2%	2.9%	2.8%

(1)	For GAAP to non-GAAP reconciliations, please refer to the attached supporting schedule titled Reconciliation of Non-GAAP Financial Measures.

BEST BUY CO., INC.
REVENUE CATEGORY SUMMARY
(Unaudited and subject to reclassification)

	Revenue Mix Summary		Comparable Sales
	Three Months Ended		Three Months Ended
Domestic Segment	February 2, 2019	February 3, 2018	February 2, 2019	February 3, 2018
Computing and Mobile Phones	41%	42%	1.2%	9.6%
Consumer Electronics	36%	36%	2.9%	4.3%
Entertainment	10%	10%	2.7%	16.8%
Appliances	9%	8%	8.5%	20.7%
Services	4%	4%	13.7%	6.7%
Other	—%	—%	N/A	N/A
Total	100%	100%	3.0%	9.0%

	Revenue Mix Summary		Comparable Sales
	Three Months Ended		Three Months Ended
International Segment	February 2, 2019	February 3, 2018	February 2, 2019	February 3, 2018
Computing and Mobile Phones	41%	42%	1.2%	6.5%
Consumer Electronics	35%	35%	1.2%	10.2%
Entertainment	9%	9%	(2.5)%	11.0%
Appliances	8%	8%	8.6%	45.8%
Services	5%	4%	20.0%	(9.8)%
Other	2%	2%	29.6%	12.8%
Total	100%	100%	2.5%	9.9%

BEST BUY CO., INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
($ in millions, except per share amounts)
(Unaudited and subject to reclassification)

The following information provides reconciliations of the most comparable financial measures presented in accordance with accounting principles generally accepted in the U.S. (GAAP financial measures) to presented non-GAAP financial measures. The company believes that non-GAAP financial measures, when reviewed in conjunction with GAAP financial measures, can provide more information to assist investors in evaluating current period performance and in assessing future performance. For these reasons, internal management reporting also includes non-GAAP measures. Generally, presented non-GAAP measures include adjustments for items such as restructuring charges, goodwill impairments, gains and losses on investments, certain acquisition-related costs and the tax effect of all such items. In addition, certain other items may be excluded from non-GAAP financial measures when the company believes this provides greater clarity to management and investors. These non-GAAP financial measures should be considered in addition to, and not superior to or as a substitute for, the GAAP financial measures presented in this earnings release and the company’s financial statements and other publicly filed reports. Non-GAAP measures as presented herein may not be comparable to similarly titled measures used by other companies.

	Three Months Ended			Three Months Ended
	February 2, 2019			February 3, 2018
	Domestic	International	Consolidated	Domestic	International	Consolidated
SG&A	$2,099	$207	$2,306	$2,311	$228	$2,539
% of revenue	15.6%	15.9%	15.6%	16.5%	16.6%	16.5%
Intangible asset amortization[1]	(17)	—	(17)	—	—	—
Tax reform-related item - employee bonus[2]	—	—	—	(75)	(5)	(80)
Tax reform-related item - charitable contribution[2]	—	—	—	(20)	—	(20)
Non-GAAP SG&A	$2,082	$207	$2,289	$2,216	$223	$2,439
% of revenue	15.4%	15.9%	15.5%	15.8%	16.2%	15.9%

Operating income	$886	$92	$978	$793	$79	$872
% of revenue	6.6%	7.1%	6.6%	5.7%	5.7%	5.7%
Intangible asset amortization[1]	17	—	17	—	—	—
Restructuring charges[3]	—	(1)	(1)	9	1	10
Tax reform-related item - employee bonus[2]	—	—	—	75	5	80
Tax reform-related item - charitable contribution[2]	—	—	—	20	—	20
Non-GAAP operating income	$903	$91	$994	$897	$85	$982
% of revenue	6.7%	7.0%	6.7%	6.4%	6.2%	6.4%

Effective tax rate			24.3%			58.2%
Tax reform - repatriation tax[2]			0.2%			(24.0)%
Tax reform - deferred tax rate change[2]			0.1%			(8.4)%
Tax reform-related item - employee bonus[2]			—%			0.9%
Tax reform-related item - charitable contribution[2]			—%			0.2%
Restructuring charges[3]			—%			0.1%
Non-GAAP effective tax rate			24.6%			27.0%

	Three Months Ended			Three Months Ended
	February 2, 2019			February 3, 2018
	Pretax Earnings	Net of Tax[4]	Per Share	Pretax Earnings	Net of Tax[4]	Per Share
GAAP diluted EPS			$2.69			$1.23
Intangible asset amortization[1]	$17	$13	0.05	$—	$—	—
Acquisition-related transaction costs[1]	—	1	—	—	—	—
Restructuring charges[3]	(1)	(1)	(0.01)	10	6	0.02
Tax reform - repatriation tax[2]	—	(2)	(0.01)	—	209	0.71
Tax reform - deferred tax rate change[2]	—	—	—	—	74	0.24
Tax reform-related item - employee bonus[2]	—	—	—	80	51	0.18
Tax reform-related item - charitable contribution[2]	—	—	—	20	13	0.04
Gain on investments, net	—	—	—	—	(1)	—
Non-GAAP diluted EPS			$2.72			$2.42

	Twelve Months Ended			Twelve Months Ended
	February 2, 2019			February 3, 2018
	Domestic	International	Consolidated	Domestic	International	Consolidated
SG&A	$7,300	$715	$8,015	$7,304	$719	$8,023
% of revenue	18.6%	20.0%	18.7%	18.9%	20.6%	19.0%
Intangible asset amortization[1]	(22)	—	(22)	—	—	—
Acquisition-related transaction costs[1]	(13)	—	(13)	—	—	—
Tax reform-related item - employee bonus[2]	(6)	(1)	(7)	(75)	(5)	(80)
Tax reform-related item - charitable contribution[2]	—	—	—	(20)	—	(20)
Non-GAAP SG&A	$7,259	$714	$7,973	$7,209	$714	$7,923
% of revenue	18.5%	20.0%	18.6%	18.6%	20.5%	18.8%

Operating income	$1,797	$103	$1,900	$1,752	$91	$1,843
% of revenue	4.6%	2.9%	4.4%	4.5%	2.6%	4.4%
Restructuring charges[3]	47	(1)	46	9	1	10
Intangible asset amortization[1]	22	—	22	—	—	—
Acquisition-related transaction costs[1]	13	—	13	—	—	—
Tax reform-related item - employee bonus[2]	6	1	7	75	5	80
Tax reform-related item - charitable contribution[2]	—	—	—	20	—	20
Non-GAAP operating income	$1,885	$103	$1,988	$1,856	$97	$1,953
% of revenue	4.8%	2.9%	4.6%	4.8%	2.8%	4.6%

Effective tax rate			22.4%			45.0%
Tax reform - repatriation tax[2]			1.1%			(11.5)%
Tax reform - deferred tax rate change[2]			0.3%			(4.1)%
Tax reform-related item - employee bonus[2]			—%			0.3%
Tax reform-related item - charitable contribution[2]			—%			0.1%
Restructuring charges[3]			(0.1)%			—%
Non-GAAP effective tax rate			23.7%			29.8%

	Twelve Months Ended			Twelve Months Ended
	February 2, 2019			February 3, 2018
	Pretax Earnings	Net of Tax[4]	Per Share	Pretax Earnings	Net of Tax[4]	Per Share
GAAP diluted EPS			$5.20			$3.26
Restructuring charges[3]	$46	$35	0.12	$10	$7	0.02
Intangible asset amortization[1]	22	17	0.06	—	—	—
Acquisition-related transaction costs[1]	13	11	0.04	—	—	—
(Gain) loss on investments, net	(12)	(9)	(0.03)	6	4	0.01
Tax reform - repatriation tax[2]	—	(20)	(0.07)	—	209	0.68
Tax reform - deferred tax rate change[2]	—	(5)	(0.02)	—	74	0.24
Tax reform-related item - employee bonus[2]	7	5	0.02	80	51	0.17
Tax reform-related item - charitable contribution[2]	—	—	—	20	13	0.04
Non-GAAP diluted EPS			$5.32			$4.42

(1)
Represents charges associated with the acquisition of GreatCall, Inc., including 1) acquisition-related transaction costs primarily comprised of professional fees, and 2) the non-cash amortization of definite-lived intangible assets, including customer relationships, tradenames and technology.

(2)
Represents charges and subsequent adjustments resulting from the Tax Cuts and Jobs Act of 2017 ("tax reform") enacted into law in Q4 FY18, including amounts associated with a deemed repatriation tax and the revaluation of deferred tax assets and liabilities, as well as tax reform-related items announced in response to future tax savings created by tax reform, including a one-time bonus for certain employees and a one-time contribution to the Best Buy Foundation.

(3)	Represents charges primarily associated with the closure of our Best Buy Mobile stand-alone stores in the U.S.

(4)
The non-GAAP adjustments relate primarily to adjustments in the United States and Canada. As such, the income tax charge is calculated using the statutory tax rates for the United States (24.5% for the periods ended February 2, 2019, and 36.7% for the periods ended February 3, 2018) and Canada (26.9% for the periods ended February 2, 2019, and 26.6% for the periods ended February 3, 2018), applied to the non-GAAP adjustments of each country.

Return on Assets and Non-GAAP Return on Invested Capital
The following table includes a reconciliation to the calculation of return on assets ("ROA") (GAAP financial measure), along with the calculation of non-GAAP return on invested capital (“ROIC”) for total operations, which includes both continuing and discontinued operations, (non-GAAP financial measure) for the periods presented.

The company defines non-GAAP ROIC as non-GAAP net operating profit after tax divided by average invested capital using the trailing four-quarter average. The company believes non-GAAP ROIC is a useful financial measure for investors in evaluating the efficiency and effectiveness of the use of capital and believes non-GAAP ROIC is an important component of shareholders' return over the long term. This method of determining non-GAAP ROIC may differ from other companies' methods and therefore may not be comparable to those used by other companies.

Calculation of Return on Assets ("ROA")	February 2, 2019[1]	February 3, 2018[1]
Net earnings	$1,464	$1,000
Total assets	12,994	13,558
ROA	11.3%	7.4%

Calculation of Non-GAAP Return on Invested Capital ("ROIC")	February 2, 2019[1]	February 3, 2018[1]
Net Operating Profit After Taxes ("NOPAT")
Operating income - continuing operations	$1,900	$1,843
Operating income - discontinued operations	—	1
Total operating income	1,900	1,844
Add: Operating lease interest[2]	227	235
Add: Non-GAAP operating income adjustments[3]	88	110
Add: Investment income	49	54
Less: Income taxes[4]	(560)	(812)
Non-GAAP NOPAT	$1,704	$1,431

Average Invested Capital
Total assets	$12,994	$13,558
Less: Excess cash[5]	(1,633)	(2,969)
Add: Capitalized operating lease obligations[6]	3,790	3,914
Total liabilities	(9,763)	(9,406)
Exclude: Debt[7]	1,226	1,346
Average Invested Capital	$6,614	$6,443

Non-GAAP ROIC	25.8%	22.2%

(1)
Income statement accounts represent the activity for the trailing 12 months ended as of each of the balance sheet dates. Balance sheet accounts represent the average account balances for the four quarters ended as of each of the balance sheet dates.

(2)
Operating lease interest represents the add-back to operating income to properly reflect the total interest expense that the company would incur, if its operating leases were capitalized or owned. The add-back is calculated by multiplying the trailing 12-month total rent expense by 30%. This multiple is used for the retail sector by one of the nationally recognized credit rating agencies that rates the company's credit worthiness, and the company considers it to be an appropriate multiple for its lease portfolio.

(3)
Includes adjustments for tax reform-related items, restructuring charges and acquisition-related costs. Additional details regarding these adjustments are included in the Reconciliation of Non-GAAP Financial Measures schedule within our quarterly earnings releases.

(4)
Income taxes are calculated using a blended statutory rate at the Enterprise level based on statutory rates from the countries in which the company does business, which primarily consists of the U.S. (with a statutory rate ranging from 24.5% to 36.7% for the periods presented) and Canada (with a statutory rate ranging from 26.6% to 26.9% for the periods presented).

(5)
Cash and cash equivalents and short-term investments are capped at the greater of 1% of revenue or actual amounts on hand. The cash and cash equivalents and short-term investments in excess of the cap are subtracted from the company’s calculation of average invested capital to show their exclusion from total assets.

(6)
Capitalized operating lease obligations represent the estimated assets that the company would record, if the company's operating leases were capitalized or owned. The obligation is calculated by multiplying the trailing 12-month total rent expense by the multiple of five. This multiple is used for the retail sector by one of the nationally recognized credit rating agencies that rates the company's credit worthiness, and the company considers it to be an appropriate multiple for its lease portfolio.

(7)
Debt includes short-term debt, current portion of long-term debt and long-term debt and is added back to the company’s calculation of average invested capital to show its exclusion from total liabilities.